EXHIBIT 99.1

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation 18400 Von Karman, Suite 1000 Irvine, CA 92612	Carrie Marrelli, Vice President, Investor Relations (949) 224-5745 Laura Oberhelman, Director, Media Relations (949) 255-6716

NEW CENTURY FINANCIAL CORPORATION ANNOUNCES THE RETIREMENT OF
ROBERT K. COLE AND APPOINTMENT OF FREDRIC J. FORSTER AS NON-EXECUTIVE CHAIRMAN OF THE BOARD

Irvine, Calif., December 19, 2006, New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and one of the nation’s premier mortgage finance companies, announced today that Robert K. Cole will retire as Chairman of the Board and that Fredric J. Forster, Lead Independent Director, has been appointed to serve as Non-Executive Chairman of the Board effective January 1, 2007. Mr. Cole’s employment term as Executive Chairman of the Board will expire on December 31, 2006, however, he will continue to serve as a member of the company’s Board of Directors.

“Building New Century with my two partners and co-founders, Brad Morrice and Ed Gotschall, has been one of the most gratifying experiences of my professional life,” said Mr. Cole. “Now that there has been a smooth transition of the chief executive officer role to Brad, I plan to retire from my position as Chairman of the Board at the end of this year. I look forward to continuing to support Brad and his management team as they lead the company to new heights.”

“As a friend, partner and colleague, I want to thank Bob on behalf of the entire New Century family for his vision, guidance and leadership over the past 11 years,” said Brad A. Morrice, President and Chief Executive Officer. “We are fortunate to have Bob’s continued inspiration and contribution in helping guide the company to greater achievements. Additionally, we are pleased with the appointment of Fred Forster to the position of Non-Executive Chairman of the Board. Since Fred joined the Board as a Director in 1997, New Century has benefited from his insightful advice, sound judgment and many years of mortgage lending experience. We look forward to his continued counsel in this new capacity.”

“During Bob’s tenure, New Century has grown from a start-up to one of the premier mortgage banking companies in the country,” said Mr. Forster. “New Century has benefited from Bob’s experience and knowledge and I want to thank him for his leadership over the past decade. I am honored by the opportunity to become Non-Executive Chairman of the Board and am enthusiastic about serving in this leadership role. I have an immense amount of confidence in Brad and his management team and together we will work toward reaching even greater levels of success in the years ahead.”

Mr. Forster, 62, has been a member of the company’s Board of Directors since July 1997 and has served as the Lead Independent Director since September 2005. Mr. Forster has extensive mortgage industry experience, spending nine years at ITT Financial Corporation, including as President and Chief Executive Officer of ITT Federal Bank. He later served as President and Chief Operating Officer of H.F. Ahmanson and Company and its subsidiary, Home Savings of America. In addition, Mr. Forster spent nearly a decade as a director of the Federal Home Loan Bank of San Francisco. He received his Masters Degree in Business Administration from Harvard Business School in Cambridge, Mass., and his Bachelor’s degree in Physics from Princeton University in Princeton, NJ.

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust (REIT) and one of the nation’s premier mortgage finance companies, providing mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. The company offers a broad range of mortgage products designed to meet the needs of all borrowers.  New Century is committed to serving the communities in which it operates with fair and responsible lending practices.  To find out more about New Century, please visit www.ncen.com.

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